ATHENA SILVER CORPORATION COMPLETES DRILLING AND AWAITS COMPREHENSIVE ASSAY RESULTS FROM ITS LANGTRY SILVER PROJECT DRILL PROGRAM

FOR IMMEDIATE RELEASE        February 23, 2011

Boulder, Co ----- Athena Silver Corporation (OTCBB: AHNR) announced today completion of its drilling program on its Langtry silver project in San Bernardino County, California.  The drilling program was conducted under the design and supervision of Athena's consulting geologists.

    “We are looking forward to the results of our drilling program and its comparison to the results generated by Superior Oil Company over 35 years ago.  We are still estimating a minimum of 30 days for comprehensive and complete assay results to be received and analyzed by our consulting geologists.  We will release detailed information about the assay results at that time, but are encouraged by the very limited assay information that we have received to date.  We will need the final comprehensive detailed assay data from the drilling program in order to accurately assess the results of program and the project, ”  said John Power, President & CEO of Athena Silver Corporation.

“Subject to the availability of additional working capital, we plan to engage an independent mining consulting firm to prepare a NI 43-101 technical report on the project after  receipt and analysis of the final assay certificates.  While we have had preliminary discussions with a  international mining consultanting firm concerning this possible next step, whether the preparation of an NI 43-101 technical report is appropriate will depend upon the results of our newly completed drilling program,” added Power.

Athena’s  drilling program consisted of 13 drill holes instead of a planned 14 drill holes; 10 vertical holes were drilled to depths of between 350’ to 575’for a total of 4,285’ will test the results of a much larger historic drilling program conducted by Superior Oil Company; and three angle holes were drilled to a depth of between 500’ and 600’ for a total of 1,700’ were  exploratory as they targeted veins near 19th century historic workings on the property and were not intended to replicate any prior drilling holes.

The historical resource estimate at Langtry thus far has been defined by 201 rotary drill holes drilled by the minerals division of Superior Oil Company in the late 1960s and early 1970s.   Average hole depth was 400 feet and the deepest hole was 575 feet.    The estimated historical resources on the Langtry claims are a 22 million ton ore body, with silver grading at an average of 2.37 ounces per ton for a total of 52.14 million ounces and barite grading at 7.9% for a total of 1.73 million tons.   Superior estimated a potential 65% recovery rate on the silver ore.   Superior was an NYSE listed independent American Oil Company acquired by Mobil Corporation (now Exxon Mobil Corp. –NYSE “XOM”) in 1984 for $5.7 Billion.    Athena has not independently verified these historical estimates and cannot attest to their accuracy.

Athena has also established a Facebook internet site under “Athena Silver Corporation” where photographs taken of the recent drilling program and other activities on the property are available for viewing.

Athena Silver Corporation entered into a 20-year mining lease with option to purchase the Langtry Claims on March 15, 2010. The Langtry property consists of 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California.   Our Lease/purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the Company’s filings available on the SEC’s website at www.sec.gov.

We have no reportable mineral reserves within SEC reporting requirements. Even if we confirm the existence of silver resources, it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find silver in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any silver is recoverable, we do not know that this can be done at a profit. Failure to locate silver resources in economically recoverable quantities will cause us to suspend operations.

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission at www.sec.gov.

For more information, Contact: John Power 707-884-3766 or information@athenasilver.com.